UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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800 Nicollet Mall, Suite 800
Minneapolis, Minnesota 55402
612 303-6000
March 16, 2005
Dear Shareholders:
      You are cordially invited to join us for our 2005 annual meeting of shareholders, which will be held on Wednesday, April 27, 2005, at 3:30 p.m., Central Time, at Windows on Minnesota on the 50th Floor of the IDS Center, 80 South Eighth Street, Minneapolis, Minnesota. For your convenience, a map showing the location of the IDS Center is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 2, 2005, are entitled to notice of and to vote at the 2005 annual meeting.
      The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.
      We hope you will be able to attend the meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by Internet or telephone as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
      If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 4 of the proxy statement.
      We look forward to seeing you at the annual meeting.

Sincerely,

Andrew S. Duff
Chairman and Chief Executive Officer

800 Nicollet Mall, Suite 800
Minneapolis, Minnesota 55402
612 303-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, April 27, 2005, at 3:30 p.m., Central Time

Place:	Windows on Minnesota 50th Floor, IDS Center 80 South Eighth Street Minneapolis, MN 55402

Items of Business:	1. The election of two directors, each for a three-year term.

2. The ratification of the selection of Ernst & Young LLP as Piper Jaffray Companies’ independent auditor for the year ending December 31, 2005.

3. Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 2, 2005.

Voting by Proxy:	Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. You may submit your proxy vote by Internet or telephone, as described in the following materials, by no later than 11:59 p.m. Eastern Time on April 26, 2005, or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by Internet or telephone in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Mellon Investor Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors

James L. Chosy
Secretary
March 16, 2005

PROXY STATEMENT

i

Piper Jaffray Companies Director Independence Standards	Appendix A
Piper Jaffray Companies Audit Committee Charter	Appendix B

ii

PROXY STATEMENT
2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2005
       The Board of Directors of Piper Jaffray Companies is soliciting proxies for use at the annual meeting of shareholders to be held on April 27, 2005, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 16, 2005.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
      At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors and ratification of the selection of our independent auditor. Also, management will report on matters of current interest to our shareholders and respond to questions from our shareholders.
Who is entitled to vote at the meeting?
      The Board has set March 2, 2005, as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 2, 2005, you are entitled to vote at the meeting.
      As of the record date, 20,679,957 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
      Holders of our common stock are entitled to one vote per share. Therefore, a total of 20,679,957 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
      In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”
What is a proxy?
      It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Three executive officers, including our chief executive officer, have been designated as proxies for our 2005 annual meeting of shareholders. These executive officers are Andrew S. Duff, James L. Chosy and Sandra G. Sponem.

What is a proxy statement?
      It is a document that we are required to give you, in accordance with regulations promulgated by the Securities and Exchange Commission, when we ask you to designate proxies to vote your shares of Piper Jaffray Companies common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations promulgated by the Securities and Exchange Commission and rules of the New York Stock Exchange.
What is the difference between a shareholder of record and a “street name” holder?
      If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
      If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”
How do I submit my proxy?
      If you are a shareholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•	electronically, using the Internet;

•	over the telephone by calling a toll-free number; or

•	by completing, signing and mailing the enclosed proxy card.
      The Internet and telephone voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce our mailing and handling expenses. If you are a shareholder of record and you would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy card to us so that we receive it before the annual meeting.
      If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, the broker, bank, trust or other nominee will permit you to submit your voting instructions by Internet or telephone.
How do I vote if my shares are held in the Piper Jaffray Companies Retirement Plan or the U.S. Bancorp 401(k) Savings Plan?
      If you hold any shares of Piper Jaffray common stock in the Piper Jaffray Companies Retirement Plan or the U.S. Bancorp 401(k) Savings Plan, your completed proxy card or the submission of your proxy by Internet or telephone will serve as voting instructions to the respective plan’s trustee. However, your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the Piper Jaffray Companies Retirement Plan and the U.S. Bancorp 401(k) Savings Plan, the trustee of the plan will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one set of proxy materials or multiple control numbers?
      If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.
Can I vote my shares in person at the meeting?
      If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.
      If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
      If you are a participant in the Piper Jaffray Companies Retirement Plan or the U.S. Bancorp 401(k) Savings Plan, you may submit a proxy as described above, but you may not vote your Piper Jaffray shares held in the Piper Jaffray Companies Retirement Plan or in the U.S. Bancorp 401(k) Savings Plan in person at the meeting.
How does the Board recommend that I vote?
      The Board of Directors recommends a vote:

•	FOR both of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young LLP as Piper Jaffray’s independent auditor for the year ending December 31, 2005.
What if I do not specify how I want my shares voted?
      If you submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares, we will vote your shares:

•	FOR both of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young LLP as Piper Jaffray’s independent auditor for the year ending December 31, 2005.
      Our broker-dealer subsidiary, Piper Jaffray & Co., is a member broker of the New York Stock Exchange. Under New York Stock Exchange rules, a member broker who holds shares in street name for customers generally may vote on certain routine items, including the election of directors and the ratification of the selection of an independent auditor, even if the broker has not received voting instructions from the beneficial owner of the shares. However, because of our relationship with Piper Jaffray & Co., the New York Stock Exchange prohibits Piper Jaffray & Co. from exercising discretion when voting Piper Jaffray shares held by it in street name for which Piper Jaffray & Co. has received no voting instructions. In this situation, Piper Jaffray & Co. is entitled to vote these shares only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to each proposal.

Can I change my vote after submitting my proxy?
      Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by Internet or telephone before the deadline set forth on the enclosed proxy card;

•	by submitting a later-dated proxy to the secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.
What vote is required for the election of directors and for ratification of the selection of the independent auditor?
      The two director nominees who receive the most votes cast at the meeting in person or by proxy will be elected. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.
How are votes counted?
      You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the proposal to ratify the selection of our independent auditor, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.
      If you withhold authority to vote for one or more of the directors or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. If you abstain from voting on the proposal to ratify the selection of our independent auditor, your abstention has the same effect as a vote against that proposal.
Will my vote be kept confidential?
      Yes. We have procedures to ensure that, regardless of whether shareholders vote by Internet, telephone, mail or in person,

•	all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and

•	voting tabulations are performed by an independent third party.
How can I attend the meeting?
      All of our shareholders are invited to attend the annual meeting. You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

      To help us plan for the meeting, please let us know when you submit your proxy whether you expect to attend the meeting, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.
Who pays for the cost of proxy preparation and solicitation?
      Piper Jaffray pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.
Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?
      Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the Web site www.melloninvestor.com and accessing your account after clicking on Investor ServiceDirectsm. If you do not see a prompt regarding consent to electronic delivery of materials, click on Consent Update under the Account Management option and follow the instructions. If your shares are held in street name, please contact your broker, bank, trust or other nominee and ask about the availability of electronic delivery.
ITEM 1 — ELECTION OF DIRECTORS
      The number of directors currently serving on our Board of Directors is seven. Our Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year’s annual meeting, the terms of our Class II directors will expire. Michael R. Francis and Addison L. Piper, who currently serve as Class II directors with terms expiring at the 2005 annual meeting, have been nominated for reelection to the Board to serve until our 2008 annual meeting of shareholders or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. The two nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than two directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board of Directors.
      The Board of Directors recommends a vote FOR the election of the two director nominees. Proxies will be voted FOR the election of the two nominees unless otherwise specified.
      The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.
CLASS II DIRECTORS — NOMINEES FOR TERMS ENDING IN 2008
MICHAEL R. FRANCIS: Age 42, director since December 31, 2003. Since 2003, Mr. Francis has served as executive vice president, marketing for Target Corporation. Target Corporation operates Target-brand general merchandise discount stores and an online business, Target.com. Mr. Francis began his career with Marshall Field’s department stores in 1985 and has been with Target Corporation since its acquisition of Marshall Field’s in 1990. He previously served Target Corporation as senior vice president, marketing from 2001 to 2003 and as senior vice president, marketing and visual presentation of the department store division from 1995 to 2001. Prior to that, he held a variety of positions within Target Corporation’s advertising division. Mr. Francis also is a member of the board of directors of Department 56, Inc.

ADDISON L. PIPER: Age 58, vice chairman since December 31, 2003. Mr. Piper has worked for Piper Jaffray since 1969, serving as assistant syndicate manager, director of securities trading and director of sales and marketing. He served as chief executive officer from 1983 to 2000 and as chairman from 1988 to 2003. Since 1998, Mr. Piper also has had responsibility for our venture and private capital fund activities. Mr. Piper also is a member of the board of directors of Renaissance Learning Corporation.
CLASS III DIRECTORS — TERMS ENDING IN 2006
B. KRISTINE JOHNSON: Age 53, director since December 31, 2003. Since 2000, Ms. Johnson has been president of Affinity Capital Management, a Minneapolis-based venture capital firm that invests primarily in seed and early-stage health care companies in the United States. Ms. Johnson served as a consultant to Affinity Capital Management in 1999. Prior to that, she was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving most recently as senior vice president and chief administrative officer from 1998 to 1999. Her experience at Medtronic also includes service as president of the vascular business and president of the tachyarrhythmia management business, among other roles. Ms. Johnson also is a member of the board of directors of ADC Telecommunications, Inc.
RICHARD A. ZONA: Age 60, director since December 31, 2003. Since 2000, Mr. Zona has been chairman and chief executive officer of Zona Financial LLC, a Minneapolis-based business that provides financial advisory services, including strategic alternatives, capital planning and mergers and acquisitions. Mr. Zona is the former vice chairman, wholesale banking and wealth management of U.S. Bancorp, a position he held from 1996 to 2000. From 1989 to 1996, Mr. Zona was chief financial officer of U.S. Bancorp’s predecessor, First Bank System, Inc. Prior to that, Mr. Zona spent 19 years with the accounting firm of Ernst & Young LLP. Mr. Zona also serves on the boards of directors of New Century Financial Corporation, Polaris Industries, Inc. and Shopko Stores, Inc. as well as ING Direct Bank FSB, a wholly owned subsidiary of ING.
CLASS I DIRECTORS — TERMS ENDING IN 2007
ANDREW S. DUFF: Age 47, chairman since December 31, 2003. Mr. Duff became chairman following completion of our spin-off from U.S. Bancorp on December 31, 2003. He also serves as our chief executive officer, a position he attained in 2000. Mr. Duff served as president of Piper Jaffray from 1996 through 2003. Prior to the spin-off from U.S. Bancorp, Mr. Duff also was a vice chairman of U.S. Bancorp from 1999 through 2003.
SAMUEL L. KAPLAN: Age 68, director since December 31, 2003. Mr. Kaplan is a partner and founding member of the law firm of Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota, and has served as the firm’s president continuously since the firm was founded in 1978. Mr. Kaplan also is a member of the board of directors of Vyyo Inc.
FRANK L. SIMS: Age 54, director since December 31, 2003. Mr. Sims is corporate vice president, transportation and product assurance for Cargill, Inc., Minneapolis, Minnesota, a marketer and distributor of agricultural and industrial products and services. Mr. Sims joined Cargill in 1972 and served in various roles before attaining his current position in 2001. Most recently, he was president of Cargill’s North American Grain Division from 1998 to 2000. Mr. Sims also is a member of the boards of directors of the Federal Reserve Bank of Minneapolis and Tennant Company.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
      The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.piperjaffray.com. Other corporate governance documents available on our Web site include our Corporate Governance Principles, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Code of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters. All of these documents also are available in print to any shareholder who requests them.
Director Independence
      Under applicable rules of the New York Stock Exchange, a majority of the members of our Board of Directors must be independent, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Piper Jaffray. To assist the Board with these independence determinations, the Board has adopted categorical standards referred to as Director Independence Standards, which are included as Appendix A to this proxy statement. Under the Director Independence Standards, a director will be deemed independent for purposes of service on the Board if:

(1)	the director does not have any relationship described in Rule 303A.02(b) of the New York Stock Exchange corporate governance rules;

(2)	in the event the director has a relationship that is not of a type described in the Director Independence Standards or that exceeds the limits of the relationships described in the Director Independence Standards, the Board determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material; and

(3)	the Board reviews all commercial, banking, consulting, legal, accounting, charitable, familial and other relationships the director has with Piper Jaffray that are not of a type described in the Director Independence Standards and determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material.
      The Board has affirmatively determined, in accordance with our Director Independence Standards, that each of our non-employee directors (Michael R. Francis, B. Kristine Johnson, Samuel L. Kaplan, Frank L. Sims and Richard A. Zona) is “independent” as that term is defined in the applicable New York Stock Exchange rules. None of the non-employee directors has a relationship described in Rule 303A.02(b) of the New York Stock Exchange rules, and with the exception of one relationship between Piper Jaffray and Ms. Johnson, every relationship between Piper Jaffray and the non-employee directors is of a type described in the Director Independence Standards and does not exceed the limits set forth in the Director Independence Standards. Ms. Johnson’s brother, Paul V. Olson, is employed by us as a financial advisor in the private client services business of our broker-dealer subsidiary. The Board broadly considered all the relevant facts and circumstances of this relationship, including the fact that Mr. Olson is not an executive officer of our company or of our broker-dealer subsidiary and the Board’s determination that in her role as a director, Ms. Johnson exercises independent judgment that is not unduly influenced by management. After this analysis, the Board affirmatively determined in its judgment that this relationship is not material and that Ms. Johnson is independent.
      Messrs. Duff and Piper cannot be considered independent directors because of their employment as executive officers of Piper Jaffray.
Meetings of the Independent Directors
      At both the Board and committee levels, our independent directors meet regularly in executive sessions in which our employee directors (Messrs. Duff and Piper) and other members of management do not participate. Mr. Kaplan, chairperson of the Nominating and Governance Committee, serves as the presiding director of executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of that committee.

Committees of the Board

Audit Committee

Members:	Richard A. Zona, Chairperson B. Kristine Johnson Frank L. Sims
      The Audit Committee’s purpose is to oversee the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The responsibilities of the Audit Committee are more fully described in the Committee’s charter, which is included as Appendix B to this proxy statement. The Audit Committee met nine times during 2004.
      The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission, and that all members are financially literate as required by rules of the New York Stock Exchange. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Zona and Mr. Sims each is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. In addition to his service on our Audit Committee, Mr. Zona serves on the audit committees of three other publicly traded companies (New Century Financial Corporation, Polaris Industries, Inc. and Shopko Stores, Inc.). Our Board of Directors has determined that Mr. Zona’s simultaneous service on these other audit committees does not impair his ability to serve effectively on our Audit Committee.

Compensation Committee

Members:	Michael R. Francis, Chairperson Frank L. Sims Richard A. Zona
      The Compensation Committee discharges the Board’s responsibilities relating to compensation of the executive officers, oversees succession planning for the executive officers jointly with the Nominating and Governance Committee and ensures that our compensation and employee benefit programs comply with our compensation and benefits philosophy. The Committee reviews and evaluates our compensation philosophy, goals and objectives, and it approves corporate goals related to the compensation of the chief executive officer, evaluates the chief executive officer’s performance and determines the compensation of the chief executive officer based on this evaluation. The Committee also reviews and approves compensation and compensatory arrangements applicable to our other executive officers and is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to our non-employee directors, for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of these plans. The responsibilities of the Compensation Committee are more fully described in the Committee’s charter. The Compensation Committee met five times during 2004. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange rules.

Nominating and Governance Committee

Members:	Samuel L. Kaplan, Chairperson Michael R. Francis B. Kristine Johnson
      The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Piper Jaffray. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Principles, evaluates the annual evaluation process for the executive officers, the Board and Board committees, and oversees the succession planning process for the executive officers jointly with the Compensation Committee. The responsibilities of the Nominating and Governance Committee are more fully described in the Committee’s charter. The Nominating and Governance Committee met five times during 2004. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange rules.
Meeting Attendance
      Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board of Directors held eight meetings during 2004. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during 2004. Attendance at our Board and committee meetings during 2004 averaged 96.8% for incumbent directors as a group, and all of our directors attended the 2004 annual meeting of shareholders.
Procedures for Contacting the Board of Directors
      The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the presiding director or, if so addressed, to a specified director. The chairperson of the Nominating and Governance Committee serves as the presiding director.
Procedures for Selecting and Nominating Director Candidates
      The Nominating and Governance Committee will consider director candidates recommended by shareholders, and the Committee has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate to the Board for nomination by the Board at the annual meeting of shareholders or for vacancies of the Board that arise between shareholder meetings must timely provide the Nominating and Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson,

Nominating and Governance Committee, c/o the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402.
      Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder of record at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of shareholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).
      As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company, geography, age, gender and ethnic diversity. The Committee will reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
Compensation Program for Non-Employee Directors
      Directors who are not Piper Jaffray employees receive an annual cash retainer of $50,000 for service on our Board of Directors. No separate meeting fees are paid. The chairperson of the Audit Committee receives an additional annual cash retainer of $8,000. The chairperson of each other standing committee receives an additional annual cash retainer of $5,000.
      In addition to the cash retainer, each non-employee director receives a stock option with a fair market value of $20,000 on the date of the director’s initial election to the Board. Non-employee directors who will continue their service on the Board following an annual meeting of shareholders receive a stock option valued at $50,000 on the date of the annual meeting. In both cases, the number of shares underlying the option is determined using the Black-Scholes option pricing model, and the option is exercisable immediately, has a 10-year term and has an exercise price equal to the closing price of our common stock on the date of grant. The options are granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan. We plan to award directors who join our Board after the first month of a calendar year with pro rata annual retainers and equity awards based on the number of months in which they serve as directors during the year.
      Beginning with the 2005 calendar year, non-employee directors are eligible to participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in December 2004. The plan permits our non-employee directors to defer all or a portion of the cash fees payable to them for their service as a director of Piper Jaffray for any calendar year. Amounts deferred by a participating director are credited to a recordkeeping account established for the director and deemed invested in shares of our common stock as of the date the deferred fees otherwise would have been paid to the director. This deemed investment is measured in phantom stock, and no shares of common stock are reserved, repurchased or issued pursuant to the plan. The fair market value of all phantom stock credited to a director’s account will be paid out to the director (or, in the event of the director’s death, to his or her beneficiary) in a single lump-sum cash payment following the director’s cessation of service as a non-employee director. The amount paid out will be determined based on the fair market value of the stock on the last day of the year in which the director’s service with us terminates. Directors who elect to participate in the plan are not required to pay income taxes on amounts deferred but will instead pay income taxes on the amount of the lump-sum cash payment paid to the director (or his or her beneficiary) at the time of such payment. Our obligations under the plan are unsecured general obligations to pay in the future the value of the participant’s account pursuant to the terms of the plan.
      Non-employee directors also may participate in our charitable gift matching program, pursuant to which we will match an employee’s or director’s gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,000 per year. In addition, our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and committees of the Board.
      Employees of Piper Jaffray who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.
Code of Ethics and Business Conduct
      We have adopted a Code of Ethics and Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial and accounting officer, controller and other employees performing similar functions. A copy of our Code of Ethics and Business Conduct is available on our Web site at www.piperjaffray.com and is available in print to any shareholder who requests it.
      We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct that applies to our principal executive officer, principal financial and accounting officer, controller and other persons performing similar functions within five business days following the date of such amendment or waiver.
EXECUTIVE COMPENSATION
Report of the Compensation Committee
      The Compensation Committee of the Board of Directors, which consists entirely of independent directors, is responsible for discharging the Board’s responsibilities relating to compensation of the company’s executive officers, overseeing the company’s compensation plans and policies, including administering the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, and ensuring that the company’s compensation and benefits philosophy is reflected in its compensation and benefits programs. The Committee’s charter reflects these responsibilities.

Compensation Philosophy
      The company’s executive compensation program is designed to attract and retain motivated individuals who will lead Piper Jaffray to achieve long-term success, as measured by increasing shareholder value. A substantial portion of each executive officer’s total compensation is intended to be variable and delivered on a pay-for-performance basis. Due to the intensely competitive nature of the securities industry, the executive compensation program generally will provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar organizations in our industry.
      We are committed to utilizing the company’s compensation program to build an ownership culture among all of the company’s employees and to expand the breadth and depth of employee ownership over time. We believe that employee ownership directly aligns the interests of employees and shareholders and will promote long-term shareholder value creation. This is particularly true in a human capital business like Piper Jaffray, where the performance of individual employees can have a direct and meaningful effect on financial performance and on the company’s culture. This philosophy is reflected in our compensation program for executive officers as well as for employees generally.

Executive Officer Compensation Program
      In 2004, the Committee retained Watson Wyatt & Company, a nationally recognized compensation consulting firm with securities industry expertise, to provide the Committee with analysis of industry practices and make recommendations to the Committee regarding the structure of the compensation program for the company’s executive officers. The key components of the executive compensation program are base salary, annual incentive compensation and long-term incentive awards.

Base Salary
      The purpose of base salary is to provide a set amount of cash compensation for each executive officer that is not variable in nature and is competitive with market practices. Base salaries for the executive officers are reviewed annually by the Compensation Committee. Adjustments are based on each executive officer’s performance for the prior year, his or her experience, expertise and position within the company, and compensation levels for comparable positions at comparable public companies and other companies in the securities industry with whom the company competes, as reported in external compensation sources. Consistent with industry practice, the base salary for each of the company’s executive officers generally accounts for a relatively small portion of his or her overall compensation.

Annual Incentive Compensation
      The annual incentive program is a key component of the company’s executive compensation strategy. The purpose of the annual incentive program is to provide cash and equity compensation that is variable based on the achievement of annual performance goals. The program is administered by the Compensation Committee under the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan.
      In March 2004, the Committee established the performance goals for the 2004 annual incentive program. For 2004, each executive officer was entitled to receive annual incentive compensation based on the company’s pre-tax operating income for the year, as adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. The specific amount paid to each executive officer was determined based on his or her performance against individualized, weighted performance goals relating to company-wide and business unit operating performance and individual performance against a personalized performance plan.
      Consistent with our philosophy regarding employee ownership, the executive officers’ annual incentive compensation for 2004 was paid out in a combination of cash and restricted stock, with the restricted stock representing from 36% to 46% of the total annual incentive payout, depending on the individual’s position. The restricted stock was granted under the 2003 Annual and Long-Term Incentive Plan and will fully vest on February 22, 2008.

      For 2005, annual incentive awards for the chief executive officer and other executive officers also will be based on the company’s pre-tax operating income, adjusted as described above. The 2005 annual incentive award also will be paid out in a combination of cash and equity, and the equity may include both restricted stock and stock options.

Long-Term Incentive Awards
      Long-term incentives are intended to provide compensation opportunities based on the creation of shareholder value and an increase in the company’s stock price. Both stock options and restricted stock awards provide these opportunities. As described above, the executive officers received awards of restricted stock as partial payment of their 2004 annual incentive compensation. The Committee also approved a stock option grant to each executive officer effective on February 22, 2005. The size of the stock option grant was based on each executive officer’s past performance, future potential, past equity grants, and his or her position within the company. Like the restricted stock, the stock options were granted under the 2003 Annual and Long-Term Incentive Plan and will fully vest on February 22, 2008.
      Consistent with our compensation philosophy, the equity component of each executive officer’s total incentive compensation paid for 2004 represented from 40% to 50% of the total incentive payout approved for each executive officer, depending on the individual’s position. The amount of equity awarded as a percentage of each executive officer’s total compensation for 2004 (including base salary, annual incentive compensation and long-term incentive compensation) represented from 24% to 43% of his or her total compensation, depending on the individual’s position.

Executive Stock Ownership
      We have adopted stock ownership guidelines to ensure that each executive officer maintains a meaningful equity stake in the company. The guidelines provide for the executive officers to increase their ownership of Piper Jaffray Companies stock to a face value equal to seven times base salary for the chief executive officer, and two to five times salary for the other executive officers, depending on the individual’s position, within five years after becoming subject to the guidelines. In addition to the ownership guidelines, we have adopted a share retention policy requiring the executive officers to hold at least 50% of the shares awarded to them through the company’s incentive plans, net of taxes and transaction costs, for a period of five years.

Chief Executive Officer Compensation
      In determining Mr. Duff’s incentive compensation for 2004 and his base salary for 2005, the Compensation Committee took the following steps:

•	Reviewed the financial performance and the total relative shareholder return of Piper Jaffray Companies, comparable public companies and other companies in the securities industry with whom Piper Jaffray competes;

•	Analyzed data regarding the types and amount of compensation, including incentive compensation, paid to the chief executive officers of comparable public companies and other companies in the securities industry with whom Piper Jaffray competes;

•	Reviewed historical compensation information for Mr. Duff, including past grants of equity;

•	Considered feedback from Mr. Duff, other members of management, and the Board of Directors regarding Mr. Duff’s performance for 2004; and

•	Independently evaluated Mr. Duff’s performance as chief executive officer against the 2004 performance goals and objectives established for him by the Compensation Committee.
      After completing this process, the Compensation Committee approved compensation for Mr. Duff under the annual incentive program in the amount of $2,497,500, consisting of $1,350,000 in cash and $1,147,500 of restricted stock (a total of 28,963 shares). We also granted Mr. Duff a stock option with a Black-Scholes value of $202,500 (a total of 11,719 shares). Consistent with our compensation philosophy to pay a significant portion of incentive compensation in equity in lieu of cash, Mr. Duff received 50% of his total incentive compensation in equity and the remaining 50% in cash. The number of shares of restricted stock was determined based on the closing price of the company’s common stock on February 22, 2005, and the number of shares underlying the stock option was based on the Black-Scholes value of the option on that date. The restricted stock and options fully vest in February 2008.
      Mr. Duff’s incentive compensation reflects our view of his and the company’s performance for 2004. Mr. Duff successfully led Piper Jaffray through its first year as an independent public company. He effectively guided the senior management team in establishing the company’s strategic direction, and under his leadership, the company improved key financial metrics, including a 93% increase in earnings per share over 2003, and an improved return on tangible shareholders’ equity, which increased to 12.9% for 2004 from 8.0% for 2003. Despite these improvements, revenue growth was slow, increasing 1.4% over 2003.
      Mr. Duff’s annual base salary for 2005 remains unchanged at $380,000. We believe Mr. Duff’s salary continues to be competitive based on market data, his experience and his prior-year performance.

Policy on Qualifying Compensation for Deductibility
      Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to the company’s chief executive officer and its other four most highly paid executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. Accordingly, in 2004 we sought and obtained shareholder approval for the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, under which annual cash and equity incentives are paid. The plan is designed and administered to qualify compensation awarded thereunder as “performance-based” to ensure that the tax deduction is available to the company. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in the interests of shareholders.
Compensation Committee of the Board of Directors of Piper Jaffray Companies
Michael R. Francis, Chairperson
Frank L. Sims
Richard A. Zona
Employment Arrangement with Addison L. Piper
      We have established an employment arrangement with Mr. Piper pursuant to which Mr. Piper serves as vice chairman and as a member of our management committee (which is comprised of all our executive officers). The employment arrangement provides that Mr. Piper will be a full-time employee of our company subject to the policies generally applicable to other executive officers and will be paid an annual base salary of $250,000 and a minimum annual bonus of $500,000 for serving in these positions. The bonus amount will be paid in a combination of cash and equity of our company. The percentage of Mr. Piper’s bonus that is to be paid in equity in any given year will be determined in the same manner used to determine the percentage of bonus to be paid in equity for our other executive officers in accordance with then-applicable compensation plans and programs. This arrangement will continue through December 31, 2006.
Employment Arrangement with Paul D. Grangaard
      We have agreed to make a $300,000 payment to Paul D. Grangaard, head of our private client services business, in recognition of his service to Piper Jaffray during the first quarter of 2005. We previously announced Mr. Grangaard’s decision to resign from Piper Jaffray effective April 1, 2005. In light of his resignation, Mr. Grangaard will not participate in our 2005 annual incentive program and is not eligible to receive additional bonus compensation for 2005. He will not receive other payments in connection with his resignation, and at the time of his resignation, Mr. Grangaard will forfeit all of the Piper Jaffray Companies restricted stock and stock options previously awarded to him, which are reflected in the Summary Compensation Table below.
Termination and Change-in-Control Arrangements
      All of our executive officers participate in the Piper Jaffray Companies Severance Plan, a broad-based plan in which all of our full-time, U.S.-based employees generally participate. Under the plan, employees may receive severance pay up to a maximum of $205,000 in the event of certain involuntary terminations of employment resulting from an employer-determined severance event. Such events may include closure of a company facility, a permanent reduction in our workforce or an organizational change that results in the elimination of the employee’s position.
Cash Award Agreements in Connection with Our Spin-Off from U.S. Bancorp
      In connection with our spin-off from U.S. Bancorp on December 31, 2003, we established a cash award program pursuant to which we granted cash awards to more than 2,300 of our employees, including all of our executive officers, who were employees of our business on December 15, 2003. These cash awards were designed to aid in retaining highly skilled and motivated employees and to provide fair treatment to our employees whose U.S. Bancorp stock option and restricted stock awards expired or were forfeited as a result of the spin-off. The cash awards are not a part of our regular compensation program. The cash award program was approved by U.S. Bancorp’s board of directors prior to the spin-off, and was approved by our Board both in advance of and following the spin-off. The allocation and specific terms and conditions of these cash awards were approved by our Compensation Committee following the spin-off.
      Each employee who was granted a cash award, including our chief executive officer and the other four executive officers named in the Summary Compensation Table below, has entered into a letter agreement with us setting forth the terms and conditions of the award. Pursuant to these agreements, Mr. Duff was granted a discretionary cash award of $500,000 and Messrs. Duff, Grangaard, Nordstrand, Peterson and Schnettler were granted other cash awards replacing the lost value of U.S. Bancorp options and restricted stock that expired or were forfeited as a result of the spin-off.
      Mr. Duff’s discretionary cash award is payable in four equal installments on each of March 31, 2004, 2005, 2006 and 2007. Mr. Duff’s other cash award totaled $4,567,096 and relates to the lost time value of U.S. Bancorp stock options and restricted stock that expired or were forfeited by Mr. Duff as a result of the spin-off. Fifty percent of this other cash award was paid on March 31, 2004, with the remaining 50% payable in four equal installments on each of March 31, 2005, 2006, 2007 and 2008. Messrs. Grangaard, Nordstrand, Peterson and Schnettler also are parties to cash award agreements relating to the lost time value of U.S. Bancorp equity awards. Their cash award amounts are $270,585, $26,394, $559,622 and $244,185, respectively. Fifty percent of each cash award was paid on March 31, 2004, with the remaining 50% payable in four equal installments on each of March 31, 2005, 2006, 2007 and 2008. In all cases, the payments are conditioned on the award recipient’s continued employment with Piper Jaffray on the payment date, except that Piper Jaffray will continue to pay the benefits if the recipient’s employment is terminated by reason of death, disability or retirement, or is terminated without cause during the 24-month period following a change in control of Piper Jaffray. As a result of his resignation from Piper Jaffray, Mr. Grangaard will forfeit his cash award payments for 2006, 2007 and 2008.
      Each award recipient acknowledged in the recipient’s cash award agreement that (a) for purposes of any stock option or other equity-based compensation award of U.S. Bancorp held by the recipient, the completion of the spin-off constituted a termination of employment with U.S. Bancorp, and (b) with respect to any such options and awards that terminated within 90 days following a termination of employment, the recipient had no further rights whatsoever after the expiration of the 90-day period following the completion of the spin-off. The recipient generally waived any and all claims relating to any stock option or other equity-based compensation award of U.S. Bancorp. However, the waiver did not apply to any rights relating to the exercise of certain options within 90 days of the completion of the spin-off, or with respect to any options or other equity-based compensation awards of U.S. Bancorp that continued to vest and remain exercisable beyond 90 days following a termination of employment.
Summary Compensation Table
      The following table contains compensation information for our chief executive officer and our four other most highly compensated executive officers for the year ended December 31, 2004. The information for 2003 and 2002 included in this table reflects compensation earned by the individuals for service with us while Piper Jaffray was a subsidiary of U.S. Bancorp and, for Mr. Duff, for his service as a vice chairman of U.S. Bancorp, a position he held (in addition to serving as an executive officer of our broker-dealer subsidiary) from 1999 until our spin-off from U.S. Bancorp on December 31, 2003.
Summary Compensation Table

							Long-Term Compensation Awards

							Awards		Payouts
		Annual Compensation
								Number of
					Other Annual		Restricted Stock	Securities	All Other
Name and Principal		Salary	Bonus		Compensation		Award(3)	Underlying	Compensation(6)
Position	Year	($)	($)		($)		($)	Options(4)(5)	($)

Andrew S. Duff	2004	380,000	1,350,000		—		1,147,500	11,719	6,070
Chairman and CEO	2003	379,700	2,266,250	(1)	—		632,765	24,940	4,575,191
	2002	378,200	225,000		—		—	—	3,680
Paul D. Grangaard	2004	204,700	687,500		12,903	(2)	478,125	4,883	9,586
Head of Private Client	2003	203,200	566,250		24,275	(2)	202,873	1,938	286,680
Services	2002	203,200	650,000		72,500	(2)	—	—	8,000
Barry J. Nordstrand	2004	200,533	495,000		—		344,250	3,516	9,496
Head of Fixed Income	2003	178,200	1,278,750		—		458,123	1,938	42,489
	2002	178,200	1,025,000		—		—	—	8,000
Robert W. Peterson	2004	198,033	880,000		3,287	(2)	612,000	6,250	9,478
Head of Investment	2003	163,200	922,500		8,625	(2)	330,498	1,938	575,717
Research	2002	163,200	946,800		25,750	(2)	—	—	8,000
Thomas P. Schnettler	2004	198,033	1,787,500		12,271	(2)	1,243,125	12,696	9,586
Head of Equities and	2003	163,200	1,391,250		37,225	(2)	498,452	1,938	260,279
Investment Banking	2002	163,200	1,200,000		72,950	(2)	—	—	8,000

(1)	Consists of (a) a cash bonus of $1,766,250 and (b) a discretionary cash award of $500,000 granted in connection with our spin-off from U.S. Bancorp. The discretionary award is payable in four equal installments on each of March 31, 2004, 2005, 2006 and 2007, so long as Mr. Duff remains employed by Piper Jaffray on each payment date. See “ — Cash Award Agreement in Connection with Our Spin-Off from U.S. Bancorp” above.

(2)	Consists of amounts paid under the U.S. Bancorp Piper Jaffray Inc. Second Century Growth Deferred Compensation Plan (As Amended and Restated Effective September 30, 1998) and the U.S. Bancorp Piper Jaffray Inc. Second Century 2000 Deferred Compensation Plan. Certain key employees were eligible to participate in these plans. Under the plans, participants were granted a deferred bonus award, which was deemed invested in certain measuring investments. Following a liquidity event (as defined in the plans) for a particular measuring investment, the participant receives a benefit payment based on the deemed return to the participant with respect to the measuring investment as well as payment of that portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment in which deferred bonus awards are deemed to be invested. Messrs. Grangaard, Peterson and Schnettler were granted deferred bonus awards under these plans in 1996, 1997, 1998 and/or 2000.

(3)	The 2004 and 2003 awards of restricted stock were granted on February 22, 2005, and February 12, 2004, respectively, as part of each executive officer’s annual incentive compensation for the year indicated. The awards will vest 100% on February 22, 2008, and February 12, 2007, respectively. The restricted stock is subject to forfeiture prior to vesting in the event the officer is terminated for cause or misappropriates confidential company information, participates in a business similar to Piper Jaffray, accepts a similar position with another company or solicits employees, customers or clients of Piper Jaffray after certain terminations of employment with Piper Jaffray. Recipients have the right to receive dividends (if any) on and to vote the shares of Piper Jaffray restricted stock they hold. For 2004, the number of shares awarded to each executive officer was determined by dividing specified dollar amounts representing a percentage of the individual’s total bonus compensation by $39.62, the closing price of our common stock on February 22, 2005. The number of shares awarded to each executive officer for 2003 was determined by dividing specified dollar amounts representing a percentage of the individual’s total bonus compensation by $47.30, the average closing price of our common stock for the five consecutive trading days ended February 11, 2004. As required by the rules of the Securities and Exchange Commission, the award value that is reported in the Summary Compensation Table was determined by multiplying the closing sales price of one share of Piper Jaffray common stock on the grant date of the restricted stock by the number of shares awarded. Mr. Grangaard will forfeit his restricted stock awards for 2004 and 2003 at the time of his resignation.

The value of each officer’s aggregate restricted stock holdings at December 31, 2004, as determined based on a closing price of $47.95 for our common stock on December 31, 2004, and the number of restricted shares held as of December 31, 2004 were: for Mr. Duff, $596,882 and 12,448 shares; for Mr. Grangaard, $191,368 and 3,991 shares; for Mr. Nordstrand, $432,125 and 9,012 shares; for Mr. Peterson, $311,771 and 6,502 shares; and for Mr. Schnettler, $470,150 and 9,805 shares.

(4)	The 2004 and 2003 entries for the number of securities underlying options reflect stock option awards granted to the executive officers on February 22, 2005 and February 12, 2004, respectively. These awards were not part of the annual incentive compensation paid to the executive officers for 2004 and 2003, but were granted at the same time the annual incentive compensation was awarded. Mr. Grangaard will forfeit his stock option awards at the time of his resignation.

(5)	The table excludes U.S. Bancorp equity awards granted to the named executive officers in 2003 and 2002 while Piper Jaffray was a subsidiary of U.S. Bancorp. No U.S. Bancorp restricted stock awards were granted to the named executive officers as part of their annual incentive compensation for 2003 or 2002. In 2002, options to purchase U.S. Bancorp common stock were awarded to all of the named executive officers except Mr. Duff. The number of shares underlying U.S. Bancorp stock options awarded in 2002 that remained outstanding on December 31, 2003, were adjusted on that date to maintain the economic value of the awards in connection with the special stock dividend paid to U.S. Bancorp shareholders to effect our spin-off from U.S. Bancorp on that date. This adjustment was effected by multiplying the number of shares underlying the option by 1.0068. The adjusted number of shares of U.S. Bancorp common stock underlying U.S. Bancorp stock options granted to the named executive officers in 2002 are as follows: Mr. Duff, 0 shares; Mr. Grangaard, 12,912 shares; Mr. Nordstrand, 24,651 shares; Mr. Peterson, 12,428 shares; and Mr. Schnettler, 12,428 shares.

(6)	All other compensation consists of the following:

		Andrew S.	Paul D.	Barry J.	Robert W.	Thomas P.
Form of All Other Compensation	Year	Duff	Grangaard	Nordstrand	Peterson	Schnettler

Cash award replacing value lost as	2004	—	—	—	—	—
a result of the expiration or	2003	$4,567,096	$270,585	$26,394	$559,622	$244,184
forfeiture of U.S. Bancorp stock	2002	—	—	—	—	—
options and/or restricted stock in connection with our spin-off

Matching contributions made	2004	—	$3,516	$3,516	$3,516	$3,516
under the 401(k) component of	2003	—	$8,000	$8,000	$8,000	$8,000
the Piper Jaffray Companies	2002	—	$8,000	$8,000	$8,000	$8,000
Retirement Plan (for 2004) or the U.S. Bancorp 401(k) Savings Plan (for 2003 and 2002)

Profit-sharing contribution made	2004	$5,125	$5,125	$5,125	$5,125	$5,125
under the Piper Jaffray Companies	2003	$7,825	$7,825	$7,825	$7,825	$7,825
Retirement Plan	2002	—	—	—	—	—

Life Insurance Allowance	2004	$270	$270	$180	$162	$270
	2003	$270	$270	$270	$270	$270
	2002	$3,241	—	—	—	—

Long-Term Disability Insurance	2004	$675	$675	$675	$675	$675
Allowance	2003	—	—	—	—	—
	2002	—	—	—	—	—

Insurance Premium Rebate	2004	—	—	—	—	—
	2003	—	—	—	—	—
	2002	$429	—	—	—	—

For detail regarding payment of the cash awards, see “— Cash Award Agreement in Connection with Our Spin-Off from U.S. Bancorp” above.
Perquisites
      The Summary Compensation Table does not include perquisites and other personal benefits, securities or property received by the executive officers because the aggregate amount of this compensation for each of the executive officers named in the table is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each such officer, and therefore is not required to be included under regulations of the Securities and Exchange Commission. The perquisites received in 2004 by our executive officers named in the Summary Compensation Table consist of reimbursement for the cost of a parking space and, for some of our executive officers, reimbursement for a portion of the dues paid by them for business-related club membership. The Company’s cost for these perquisites in 2004 did not exceed $7,000 for any individual executive officer.
      All of our executive officers are eligible to participate in our charitable gift matching program, which is open to all of our employees and directors. Pursuant to this program, we will match an employee’s or director’s gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,000 per year.

Option Grants
      The following table provides information about options to purchase shares of our common stock that were granted to our chief executive officer and the other executive officers named in the Summary Compensation Table on February 22, 2005, and February 12, 2004.

	Individual Grants

		Percent of
	Number of	Total Options				Closing Market
	Securities	Granted to		Exercise Price		Price on Date		Grant Date
	Underlying	Employees in		per Share		of Grant		Present Value
Name	Options Granted	Fiscal Year		($)		($)	Expiration Date	($)

Andrew S. Duff	11,719	2.98	(1)	39.62	(3)	39.62	February 22, 2015	202,504	(5)
	24,940	8.29	(2)	47.30	(4)	51.05	February 12, 2014	542,694	(6)
Paul D. Grangaard	4,883	1.24	(1)	39.62	(3)	39.62	February 22, 2015	84,378	(5)
	1,938	0.64	(2)	47.30	(4)	51.05	February 12, 2014	42,171	(6)
Barry J. Nordstrand	3,516	0.89	(1)	39.62	(3)	39.62	February 22, 2015	60,756	(5)
	1,938	0.64	(2)	47.30	(4)	51.05	February 12, 2014	42,171	(6)
Robert W. Peterson	6,250	1.59	(1)	39.62	(3)	39.62	February 22, 2015	108,000	(5)
	1,938	0.64	(2)	47.30	(4)	51.05	February 12, 2014	42,171	(6)
Thomas P. Schnettler	12,696	3.22	(1)	39.62	(3)	39.62	February 22, 2015	219,387	(5)
	1,938	0.64	(2)	47.30	(4)	51.05	February 12, 2014	42,171	(6)

(1)	Based on options granted to employees during 2005 through March 2, 2005, to purchase a total of 393,786 shares of our common stock.

(2)	Based on options granted to employees during 2004 to purchase a total of 300,980 shares of our common stock.

(3)	The exercise price is the closing price of our common stock on February 22, 2005.

(4)	The exercise price is the average closing price of our common stock for the five consecutive trading days ended February 11, 2004.

(5)	The options to purchase shares of Piper Jaffray Companies common stock granted on February 22, 2005, were valued using a Black-Scholes option pricing method that assumed a risk-free interest rate of 3.76%, a dividend yield of zero, a stock volatility factor of 38.57% and an expected life of the options of six years, resulting in an option value of $17.28.

(6)	The options to purchase shares of Piper Jaffray Companies common stock granted on February 12, 2004, were valued using a Black-Scholes option pricing method that assumed a risk-free interest rate of 3.25%, a dividend yield of zero, a stock volatility factor of 39.92% and an expected life of the options of six years, resulting in an option value of $21.76.

Year-End Option Values
      The following table provides information about unexercised options to purchase shares of Piper Jaffray Companies common stock held by our chief executive officer and the other executive officers named in the Summary Compensation Table as of December 31, 2004. In 2004, options were granted on February 12, 2004. The options that were granted on February 22, 2005 and included in the Summary Compensation Table are not included in the following table. Neither our chief executive officer nor any other officer named in the Summary Compensation Table held options to purchase shares of Piper Jaffray Companies common stock that were exercisable as of December 31, 2004, and, as a result, no options had been exercised as of December 31, 2004.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at Fiscal Year-End		at Fiscal Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew S. Duff	—	24,940	—	$16,211
Paul D. Grangaard	—	1,938	—	$1,260
Barry J. Nordstrand	—	1,938	—	$1,260
Robert W. Peterson	—	1,938	—	$1,260
Thomas P. Schnettler	—	1,938	—	$1,260

(1)	The value of unexercised in-the-money options at fiscal year-end was calculated based on the difference between the closing price of our common stock on December 31, 2004 of $47.95, and the option exercise price of $47.30, multiplied by the number of shares underlying each option.
Outstanding Equity Awards
      The only equity plan we have established is our Amended and Restated 2003 Annual and Long-Term Incentive Plan. The following table summarizes, as of December 31, 2004, the number of shares of our common stock to be issued upon exercise of outstanding options granted under the plan, the weighted-average exercise price of such options, and the number of shares remaining available for future issuance under the plan.

Number of Shares
Remaining for
	Number of Shares		Future Issuance
	to Be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding Options,	Plans (Excluding
	Options, Warrants	Warrants and	Shares in First
Plan Category	and Rights (#)	Rights ($)	Column) (#)

Equity compensation plans approved by shareholders	295,683	$47.50	3,272,432	(1)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	A total of 4,100,000 shares currently are authorized for issuance under the plan. In addition to the 295,683 shares to be issued upon the exercise of outstanding options to purchase our common stock, 531,885 shares of restricted stock that have been issued under the plan were outstanding as of December 31, 2004. All of the 3,272,432 shares available for future issuance under the plan as of December 31, 2004, may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

Retirement Plans
      We maintain the Piper Jaffray Companies Retirement Plan, which consists of a 401(k) component and a non-contributory profit-sharing component. We match 100% of each participating employee’s 401(k) contributions up to a maximum of 4% of the employee’s total pay up to the social security taxable wage base. In addition, under the profit-sharing component, we have discretion to make contributions on behalf of all of our employees on an annual basis. These contributions are based on our financial performance.
      Prior to 2002, our employees participated in the U.S. Bancorp Cash Balance Pension Plan. The cash balance pension plan consisted of a career average pay plan and a defined benefit excess plan. Essentially all full-time employees of U.S. Bancorp and its subsidiaries were eligible to participate in the career average pay plan. Under the terms of the career average pay plan, a notional account balance was maintained for each participating employee. The defined benefit excess plan provided retirement benefits that would have been provided under the career average pay plan but for certain provisions of the Internal Revenue Code that limit deferral of compensation. In 2002, upon establishing our non-contributory profit-sharing plan (now included in the Piper Jaffray Companies Retirement Plan), Piper Jaffray withdrew as a participating employer in the U.S. Bancorp Cash Balance Pension Plan. Following our spin-off from U.S. Bancorp, our employees with vested benefits in the career average pay plan may withdraw those benefits at the employee’s request. The liability for any benefits payable to our employees under the career average pay plan remains with U.S. Bancorp. In 2004, our chief executive officer and our other officers named in the Summary Compensation Table withdrew their vested balances as follows: Mr. Duff, $31,981; Mr. Grangaard, $33,217; Mr. Nordstrand, $31,981; Mr. Peterson, $31,981; and Mr. Schnettler, $32,734.
      Following the spin-off, we assumed U.S. Bancorp’s liability for the non-qualified benefits accrued to our employees under the defined benefit excess plan. In 2004, we established the Piper Jaffray Companies Non-Qualified Retirement Plan to maintain and administer these benefits, which were transferred to our Non-Qualified Retirement Plan following the spin-off. Following the transfer, participation in our Non-Qualified Retirement Plan was frozen and no new benefits may be earned by participants in this plan. However, participating employees will continue to receive investment credits on their transferred plan balances in accordance with the terms of our plan. Each employee’s plan balance will be payable by us upon the employee’s retirement or termination of employment. The account balances for our named executive officers as of December 31, 2004, under our Non-Qualified Retirement Plan were as follows: Mr. Duff, $380,412; Mr. Grangaard, $921,111; Mr. Nordstrand, $89,260; Mr. Peterson, $357,212; and Mr. Schnettler, $647,115.

STOCK PERFORMANCE GRAPH
      The following graph compares the performance of an investment in our common stock from January 2, 2004, the date our common stock began regular-way trading on the New York Stock Exchange following our spin-off from U.S. Bancorp, with the S&P 500 Index and the S&P 500 Diversified Financials Index. The graph assumes $100 was invested on January 2, 2004, in each of our common stock, the S&P 500 Index and the S&P 500 Diversified Financial Index and that all dividends were reinvested on the date of payment without payment of any commissions. Dollar amounts in the graph are rounded to the nearest whole dollar. Based on these assumptions, the cumulative total return would have been $111.51 for our common stock, $111.23 for the S&P 500 Index and $108.59 for the S&P 500 Diversified Financials Index. The performance shown in the graph represents past performance and should not be considered an indication of future performance.
CUMULATIVE TOTAL RETURN FOR PIPER JAFFRAY COMMON STOCK, THE S&P 500
INDEX AND THE S&P 500 DIVERSIFIED FINANCIALS INDEX

SECURITY OWNERSHIP
Stock Ownership Guidelines
      We believe it is important for our directors and executive officers to have a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Board of Directors has adopted stock ownership guidelines to establish its minimum expectations for our directors and executive officers with respect to their equity stake in our company.

Executive Officers
      Our stock ownership guidelines provide for equity ownership by our executive officers in an amount having a market value ranging from two to seven times the individual’s annual base salary, depending upon the individual’s position, to be achieved within five years of the date the individual became subject to the guidelines. Both common stock and restricted stock count towards these ownership guidelines. Each of our current executive officers became subject to these ownership guidelines in 2004, the year in which the guidelines were initially adopted. The table below under “Beneficial Ownership of Directors, Nominees and Executive Officers” shows how many shares of stock were owned as of March 2, 2005, by each of our executive officers named in the Summary Compensation Table for purposes of measuring compliance with the guidelines.
      In addition to the ownership guidelines, our executive officers are subject to retention guidelines providing that each executive officer must retain for five years at least 50% of all shares received by the officer upon vesting of a restricted stock award and upon exercise of a stock option award.

Non-Employee Directors
      Our stock ownership guidelines provide for equity ownership by our non-employee directors in an amount equal to two times the director’s annual cash retainer, to be achieved within three years after the director’s initial election to the Board. Both common stock and phantom stock (acquired under our Deferred Compensation Plan for Non-Employee Directors) are counted towards these ownership guidelines. The table below under “Beneficial Ownership of Directors, Nominees and Executive Officers” includes the number of shares of our common stock and phantom stock that were deemed owned as of March 2, 2005, by each of our non-employee directors for purposes of measuring compliance with the guidelines.

Beneficial Ownership of Directors, Nominees and Executive Officers
      The following table shows how many shares of our common stock were beneficially owned as of March 2, 2005, by each of our directors, director nominees and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them.

			Phantom Shares
	Shares of		Counted Towards
	Piper Jaffray		Director Stock
Name of Beneficial Owner	Common Stock*		Ownership Guidelines**

Andrew S. Duff	47,267	(1)	—
Michael R. Francis	4,205	(2)	584
Paul D. Grangaard	16,415	(3)	—
B. Kristine Johnson	4,705	(4)	—
Samuel L. Kaplan	10,248	(5)	1,168
Barry J. Nordstrand	17,947	(6)	—
Robert W. Peterson	22,228	(7)	—
Addison L. Piper	8,666	(8)	—
Thomas P. Schnettler	41,416	(9)	—
Frank L. Sims	6,705	(10)	—
Richard A. Zona	6,794	(11)	1,231
All directors, director nominees and executive officers as a group (14 persons)	202,321	(12)	2,983

*	The beneficial owners identified in this table do not own more than 1% of outstanding Piper Jaffray common stock either individually or as a group. The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**	The shares of phantom stock may be settled solely in cash based on the fair market value of our common stock on the last day of the year in which the director’s service as a director terminates. The directors have no voting or investment power with respect to the phantom stock.

(1)	Includes 12,448 shares of restricted stock that vest in full on February 12, 2007, 28,963 shares of restricted stock that vest in full on February 22, 2008, 5,349 shares of common stock held directly and 507 shares of common stock held in the Piper Jaffray Companies Retirement Plan.

(2)	Consists of shares of common stock covered by options that are currently exercisable.

(3)	Includes 3,991 shares of restricted stock that vest in full on February 12, 2007, 12,068 shares of restricted stock that vest in full on February 22, 2008, 277 shares of common stock held directly, 68 shares of common stock held in the Piper Jaffray Companies Retirement Plan and 11 shares of common stock held in an individual retirement account.

(4)	Includes 500 shares of common stock held in an individual retirement account and 4,205 shares of common stock covered by options that are currently exercisable.

(5)	Includes 6,043 shares of common stock held in the Kaplan, Strangis & Kaplan profit-sharing trust for the benefit of Mr. Kaplan and 4,205 shares of common stock covered by options that are currently exercisable.

(6)	Includes 9,012 shares of restricted stock that vest in full on February 12, 2007, 8,689 shares of restricted stock that vest in full on February 22, 2008, 68 shares of common stock held in the Piper Jaffray Companies Retirement Plan and 178 shares held in an individual retirement account.

(7)	Includes 6,502 shares of restricted stock that vest in full on February 12, 2007, 15,447 shares of restricted stock that vest in full on February 22, 2008, 197 shares of common stock held directly, 68 shares of common stock held in the Piper Jaffray Companies Retirement Plan and 14 shares of common stock held in an individual retirement account.

(8)	Includes 1,798 shares of restricted stock that vest in full on February 12, 2007, 5,364 shares of restricted stock that vest in full on February 22, 2008, 502 shares of common stock held directly, 1,000 shares of common stock held in an individual retirement account and 2 shares of common stock held by Mr. Piper’s spouse.

(9)	Includes 9,805 shares of restricted stock that vest in full on February 12, 2007, 31,377 shares of restricted stock that vest in full on February 22, 2008, 166 shares of common stock held directly and 68 shares of common stock held in the Piper Jaffray Companies Retirement Plan.

(10)	Includes 2,500 shares of common stock held directly and 4,205 shares of common stock covered by options that are currently exercisable.

(11)	Includes 2,589 shares of common stock held directly and 4,205 shares of common stock covered by options that are currently exercisable.

(12)	Includes 48,182 shares of restricted stock that vest in full on February 12, 2007, 112,593 shares of restricted stock that vest in full on February 22, 2008, 983 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 7,756 shares held in a retirement or profit-sharing plan or account (other than the Piper Jaffray Companies Retirement Plan), 11,783 shares of common stock held directly or by family members, and 21,025 shares covered by options that are currently exercisable.
Beneficial Owners of More than Five Percent of Our Common Stock
      Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934 and our knowledge, as of March 2, 2005, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

	Shares of
	Piper Jaffray
Name of Beneficial Owner	Common Stock		Percent of Class

T. Rowe Price Associates, Inc.	1,377,578	(1)	6.66%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported that it has sole voting power as to 208,700 shares of common stock and shared investment power as to 1,377,578 shares of common stock.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the Securities and Exchange Commission. Based on our knowledge and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2004 have been satisfied.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Related Transactions Involving Our Directors and Executive Officers
      Tad W. Piper is the son of Addison L. Piper, one of our executive officers and a director, and is employed by us as a senior research analyst and was paid compensation in excess of $60,000 for such services in 2004.
      Paul V. Olson is the brother of B. Kristine Johnson, one of our directors, and is employed by us as a financial advisor in our private client services business and was paid compensation in excess of $60,000 for such services in 2004.
      During 2004, we paid approximately $1.1 million in legal fees to Faegre & Benson LLP for legal services provided to us and our subsidiaries. The spouse of James L. Chosy, general counsel and secretary of the company, is a partner with Faegre & Benson. Mr. Chosy’s spouse has not personally provided legal services to us or our subsidiaries.
      In the ordinary course of business, Piper Jaffray, through our subsidiaries, from time to time engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Jaffray or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm’s-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Jaffray, such as investment and financial advisory services. With respect to our executive officers, such goods and services are provided on terms comparable to those extended to employees of our company generally. With respect to our non-employee directors and their affiliates, such services are provided on substantially the same terms as those prevailing at the time for comparable transactions with non-employees.
      From time to time, certain of our directors, executive officers and other employees who are accredited investors may invest their personal funds directly in funds managed by Piper Jaffray, through our subsidiaries, on the same terms and with the same conditions as the other investors in these funds, who may not be our directors, executive officers or employees. In 2004 certain of our executive officers received aggregate distributions exceeding $60,000 from these funds, as follows: Mr. Duff, $156,291; Mr. Grangaard, $266,960; Mr. Peterson, $181,290; Mr. Piper, $376,013; and Mr. Schnettler, $292,056. In addition, Mr. Piper and Ms. Johnson each invested $250,000 in one such fund in 2004.
      To the extent permitted by the Sarbanes-Oxley Act of 2002, our directors and executive officers and their affiliates from time to time may be or may have been indebted to Piper Jaffray or our subsidiaries in connection with margin account loans. Such indebtedness is in the ordinary course of business, is on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve more than a normal risk of collectibility or present other unfavorable features.
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR
Audit Committee Report
      The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Piper Jaffray Companies, compliance by Piper Jaffray Companies with legal and regulatory requirements, and the independence and performance of Piper Jaffray Companies’ internal and external auditors.
      The consolidated financial statements of Piper Jaffray for the year ended December 31, 2004, were audited by Ernst & Young LLP, independent auditor for Piper Jaffray.

      As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditor the audited financial statements of Piper Jaffray Companies;

2.	Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent auditor its independence.
      Management is responsible for Piper Jaffray’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes.
      Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Directors of Piper Jaffray Companies the inclusion of the audited consolidated financial statements in Piper Jaffray’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.
Audit Committee of the Board of Directors of Piper Jaffray Companies
Richard A. Zona, Chairperson
B. Kristine Johnson
Frank L. Sims
Auditor Fees
      Ernst & Young LLP served as our independent auditor for 2004. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2004 and 2003 as well as fees for the review of our interim consolidated financial statements for each quarter in 2004 and 2003 and for all other services performed for 2004 and 2003 by Ernst & Young LLP.

	2004	2003

Audit Fees	$753,215	$494,990
Audit-Related Fees(1)	$51,000	66,950
Tax Fees(2)	$386,000	162,528
All Other Fees	0	0

Total	$1,190,315	$724,468

(1)	Audit-related services for 2004 primarily include services relating to IRA Keogh agreed-upon procedures and employee benefit plan audits. Audit-related services for 2003 primarily include services relating to agency selling group and IRA Keogh agreed-upon procedures.

(2)	Tax fees consist of tax compliance fees and tax consultation fees. Tax compliance fees totaled $288,000 in 2004 and $139,952 in 2003. Tax compliance services in 2004 consisted of services relating to federal, state and local estimated tax calculations, federal and state partnership tax returns, and foreign tax services performed for our U.K. subsidiary Piper Jaffray Ltd. Tax compliance services in 2003 consisted of services relating to our partnership tax returns and foreign tax services performed for our subsidiary Piper Jaffray Ltd. Tax consultation services in 2004 totaled $98,000 in 2004 and $22,576 in 2003. Tax consultation services consisted of state value analysis, acquisition due diligence and transfer pricing consultation and in 2003 consisted of sales and use tax review. For 2005, we have hired KPMG LLP to provide tax services, including tax compliance services and tax consultation services. As a result, we do not expect to incur tax fees from services provided by Ernst & Young LLP for 2005.

Auditor Services Pre-Approval Policy
      The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditor during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.
      Prior to completion of our spin-off from U.S. Bancorp on December 31, 2003, Piper Jaffray was not an independent company and did not have an audit committee. However, the audit committee of U.S. Bancorp did pre-approve all non-audit services provided to U.S. Bancorp and its subsidiaries by its independent auditor. Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. On February 22, 2005, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after February 22, 2005.
ITEM 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
      The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditor for the year ending December 31, 2005. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to Ernst & Young LLP. If the selection is not ratified, our Audit Committee will reconsider its selection.
      Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.
      The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies and our subsidiaries for the year ending December 31, 2005. Proxies will be voted FOR ratifying this selection unless otherwise specified.
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
      In order for a shareholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2006 annual meeting of shareholders, the written proposal must be received at our principal executive offices at 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402, Attention: Office of the Secretary, on or before November 16, 2005. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
      In accordance with our bylaws, in order to be properly brought before the 2006 annual meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Office of the Secretary of Piper Jaffray at our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than December 28, 2005, and no later than January 27, 2006.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
      Our 2004 Annual Report to Shareholders, including financial statements for the year ended December 31, 2004, accompanies this proxy statement. Shareholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004, may do so without charge by viewing these documents on our Web site at www.piperjaffray.com or by writing to Piper Jaffray Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402.
OTHER MATTERS
      We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Piper Jaffray.

James L. Chosy
Secretary
Dated: March 16, 2005

APPENDIX A
PIPER JAFFRAY COMPANIES
DIRECTOR INDEPENDENCE STANDARDS
As Adopted by the Board of Directors
on December 9, 2004
      The Board of Directors of Piper Jaffray Companies has adopted these Director Independence Standards to assist the Board in making determinations of director independence in accordance with the rules of the New York Stock Exchange.
      The Board will assess the independence of each director on an annual basis prior to approving director nominees for inclusion in the proxy statement for the Company’s annual meeting of shareholders. If a director is appointed to the Board between annual meetings, the Board will assess the director’s independence at the time of such appointment. Directors must notify the Board promptly of any change in circumstances that might be perceived as putting the director’s independence at issue. If so notified, the Board will reevaluate the director’s independence as soon as practicable.
      Under these standards, a director will be deemed independent for purposes of service on the Board only if:

(1) the director does not have any relationship described in NYSE Rule 303A.02(b);

(2)	in the event the director has a relationship that exceeds the limits described below, the Board determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material; and

(3)	the Board reviews all commercial, banking, consulting, legal, accounting, charitable, familial and other relationships the director has with the Company that are not of a type described below, and determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material.
      The fact that a particular relationship or transaction is required to be disclosed in the annual proxy statement under SEC rules will not be dispositive for purposes of determining whether the relationship or transaction is material. If the Board determines that a relationship described in (2) or (3) above is not material, the basis for that determination will be explained in the Company’s annual proxy statement, as required by NYSE Rule 303A.02(a)(2).
      The following relationships will not be deemed to be material relationships that would cause a director not to be independent:
           (a) the Company has made payments for goods or services to, or has received payments for goods or services from, the primary business affiliation(1) of the director or an immediate family member(2) of the director in an aggregate amount during a fiscal year that does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues for that fiscal year;

      (1) For purposes of these standards, a director’s “primary business affiliation” means an entity of which the director is an executive officer, partner or employee or owns directly or indirectly at least a 10% equity interest, and an immediate family member’s “primary business affiliation” means an entity of which the immediate family member is an executive officer, general partner or owns directly or indirectly at least a 10% equity interest.
      (2) For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-1

           (b) lending relationships, deposit relationships, or other banking relationships between the Company, on one hand, and a director’s or immediate family member’s primary business affiliation, on the other hand, if the relationship is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated non-affiliates;
           (c) the director or an immediate family member, or their primary business affiliation, maintains a brokerage, margin or similar account with, or has purchased investment services, investment products, securities or similar products and services from the Company, including ownership of interests in partnerships or funds sponsored or managed by the Company, if the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated non-affiliates;
           (d) the director or an immediate family member is a partner or associate of, or of counsel to, a law firm providing services to the Company if (i) such person has not personally provided legal services to the Company, and (ii) the aggregate payments received by the law firm from the Company in any fiscal year do not exceed the greater of $1 million or 2% of the law firm’s consolidated gross revenues for that fiscal year;
           (e) a relationship arising solely from a director’s or an immediate family member’s ownership of an equity or limited partnership interest in an entity that engages in a transaction with the Company, if the director’s or immediate family member’s ownership interest does not exceed 5% of the total equity or partnership interests in that other entity;
           (f) a relationship arising solely from a director’s position as a director of another company that provides services to, or is provided services by, the Company;
           (g) a relationship arising solely because an immediate family member of the director is a director or employee of another company that provides services to, or is provided services by, the Company;
           (h) the director or an immediate family member has received personal loans from the Company that are specifically permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and any regulations adopted thereunder; and
           (i) the director or an immediate family member is a director, trustee or executive officer of a foundation, university or other non-profit organization that receives from the Company or the Piper Jaffray Foundation charitable contributions in an amount that does not exceed the greater of $100,000 or 5% of the organization’s aggregate annual charitable receipts during its preceding fiscal year.

A-2

APPENDIX B
PIPER JAFFRAY COMPANIES
AUDIT COMMITTEE CHARTER
As Amended by the Board of Directors
on December 9, 2004

I.	Purpose
      The Audit Committee (the “Committee”) is established pursuant to the Bylaws of Piper Jaffray Companies (the “Company”). The purpose of the Committee is to oversee (1) the independent auditor’s qualifications and independence, (2) the integrity of the Company’s financial statements, (3) the performance of the Company’s internal audit function and independent auditor and (4) the Company’s compliance with legal and regulatory requirements, and to prepare an audit committee report for inclusion in the Company’s proxy statement for its annual shareholders meeting.

II.	Membership
      The Committee shall consist of three or more members of the Board appointed from time to time by the Board. All of the members of the Committee shall be non-employee directors who meet the independence and experience requirements of the New York Stock Exchange (“NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Each of the members of the Committee shall be financially literate or shall become so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” as defined by SEC rules. The Committee Chairperson shall be appointed by the Board. The Committee may appoint a Secretary, who need not be a director. Committee members are subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

III.	Meetings
      The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may request any officer or employee of the Company or external legal, accounting or other advisors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. In addition, the Committee shall have such other direct and independent interaction with management, the internal auditor and the independent auditor from time to time as the members of the Committee deem appropriate.

IV.	Resources and Authority
      The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to use internal personnel and to obtain advice and assistance from internal or external legal, accounting, tax or other advisors and the funding to compensate any such external advisors. In addition, the Committee shall have sole authority to retain and terminate the independent auditor (subject to shareholder ratification, if such ratification is required or sought) and to approve the fees and other retention terms related to the appointment of the independent auditor, who shall report directly to the Committee. It is the sense of the Committee that the Committee generally will recommend to the Board that the selection of the independent auditor be submitted to shareholders for ratification at the annual meeting of shareholders.
      The Committee may delegate its authority to subcommittees established from time to time by the Committee, which subcommittees shall consist of one or more members of the Committee and shall report to the Committee; provided, however, that in the event the Committee delegates to a subcommittee its authority to pre-approve audit and permitted non-audit services, any determination by the subcommittee to grant such pre-approvals shall be presented to the full Committee at its next scheduled meeting.

V.	Duties and Responsibilities
      The Committee shall:

Oversee the Relationship with the Independent Auditor

1.	Appoint, determine the compensation and retention terms for, and oversee the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

2.	Resolve disagreements between management and the independent auditor regarding financial reporting.

3.	At least annually, obtain and review a report by the independent auditor describing (a) its internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company, in order to assess the auditor’s independence.

4.	Annually receive written notice from the independent auditor regarding its independence as required in Independence Standards Board Standard No. 1 and discuss with the independent auditor its independence.

5.	At least annually, evaluate the qualifications, performance and independence of the independent auditor, considering (a) whether the auditor’s quality controls are adequate, (b) whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and (c) the opinions of the Company’s management and its internal auditor. The Committee shall present its conclusions with respect to the independent auditor to the Board.

6.	Review and evaluate the lead partner of the independent auditor team.

7.	Ensure the regular rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law.

8.	Review the Company’s hiring policies with respect to employees and former employees of the independent auditor who participated in any capacity in the audit of the Company to ensure such hiring policies do not compromise the independence of the independent auditor.

9.	Confirm that none of the independent auditor’s audit partners earn or receive compensation based on procuring engagements with the Company for providing products or services, other than audit review or attest services.

10.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

11.	Pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit, considering whether the provision of any non-audit services is compatible with maintaining the independent auditor’s independence.

12.	Discuss with the independent auditor issues on which the national office was consulted by the Company’s audit team and matters of audit quality and consistency.

Oversee the Integrity of the Company’s Financial Statements and Disclosures

13.	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K.

14.	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Form 10-Q.

15.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

16.	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

17.	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report, prior to the filing of the Company’s Form 10-K.

18.	Review and discuss with the independent auditor (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

19.	Discuss generally with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies.

20.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

21.	Review disclosures made to the Committee by the Company’s chief executive officer and chief financial officer during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who play a significant role in the Company’s internal controls.

22.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, and review with the independent auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on its access to requested information, and any significant disagreements with management, and management’s response to such problems or difficulties.

Oversee the Company’s Internal Audit Function

23.	Review the appointment and replacement of the senior internal audit executive.

24.	Review the significant reports to management prepared by the internal auditor and management’s responses.

25.	Discuss with the independent auditor and management the responsibilities, budget and staffing of the Company’s internal audit function and the planned scope of the internal audit.

Oversee the Company’s Compliance with Legal and Regulatory Requirements

26.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

27.	Annually review the responsibilities, budget and staffing of the Company’s compliance department.

28.	Review the Company’s annual report to management regarding supervisory systems and procedures required by the NYSE.

29.	Annually review the budgeting and expense allocation process with respect to the Company’s investment research operations to ensure that such budgeting and expense allocation are performed by senior management of the Company without input from the Company’s investment banking professionals and without regard to specific revenues or results derived from the Company’s investment banking operations, though revenues and results of the Company as a whole may be considered in determining the investment research budget and allocation of investment research expenses.

30.	Oversee administration of the Company’s Code of Ethics and Business Conduct and, as appropriate, consider and approve any amendments to, or waivers granted to the Company’s executive officers under, provisions of such Code.

31.	Establish procedures for the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

32.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

33.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance with legal or regulatory requirements.

34.	Produce an annual report for inclusion in the Company’s proxy statement for its annual shareholders meeting, in accordance with applicable rules and regulations.

Other Duties and Responsibilities

35.	Regularly discuss the Company’s major financial risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

36.	Regularly meet with management (including the chief financial and accounting officer), the internal auditor and the independent auditor in separate executive sessions.

37.	Annually review and reassess the adequacy of this Charter and recommend to the Board any proposed changes to this Charter.

38.	Annually review and evaluate the Committee’s own performance.

39.	Report regularly to the Board on the Committee’s activities, specifically including a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the Company’s internal audit function.
VI.     Limitation of Committee’s Role
      The Committee is not responsible for preparing financial statements, planning or conducting audits, or determining that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor.

LOCATION OF PIPER JAFFRAY COMPANIES ANNUAL MEETING OF SHAREHOLDERS
Wednesday, April 27, 2005, at 3:30 p.m.
Windows on Minnesota
50th Floor, IDS Center
80 South Eighth Street
Minneapolis, MN 55402

N
Target Center
1st Ave. N.
Hennepin Ave.
Washington Ave.
Marquette Ave.
4th Street S.
11th Street N.
12th St. N.
Nicollet Mall
7th Street S.
5th Ave. S.
8th Street S.
9th Street S.
11th Street S.
12th Street S.
Hubert H. Humphrey Metrodome
Minneapolis Convention Center
Chicago Avenue S.
Nicollet Mall
7th St. South
8th St. South
Marquette Ave.
P

MPLS
ST. PAUL
INT'L AIRPORT
N

FROM THE NORTH:
Take I-94 South/East to the 4th Street exit (#230). Continue straight onto 4th Street North. Turn Right onto 1st Avenue North. Turn left onto 8th Street North. Turn left onto Marquette Avenue.

FROM THE SOUTH (AIRPORT):
Take I-494 West from the Minneapolis Airport. Take the I-35 North exit and go north on I-35. Merge onto MN-65 North via the exit (on the left) toward DOWNTOWN EXITS. Take the MN-65/5th Avenue South exit on the left. Turn slight left onto South 5th Avenue/MN-65 North/5th Avenue South. Turn left onto 9th Street South. Turn right onto Marquette Avenue.

FROM THE EAST:
Take I-94 West toward Minneapolis. Take the 11th Street exit (#233A). Turn slight left to take the 11th Street ramp. Turn slight left onto 11th Street South. Turn right onto Marquette Avenue.

FROM THE WEST:
Take I-394 East toward Minneapolis. Take the 12th Street North exit (#9A). Turn slight right onto 12th Street North. Turn left onto Hennepin Avenue. Turn right onto 8th Street South. Turn left onto Marquette Avenue.

P **PARKING:** Recommended in the IDS Parking Lot on Marquette Avenue. The entrance is on the left between 8th and 7th Streets.

      Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, revoking any proxy previously given, hereby appoint(s) Andrew S. Duff, James L. Chosy and Sandra G. Sponem, and any of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the Piper Jaffray Companies 2005 Annual Meeting of Shareholders and authorize(s) each to vote in his or her discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, my (our) shares will be voted “FOR” both nominees for director, “FOR” Item 2, and in the discretion of the named proxies on all other matters.

IF YOU DO NOT VOTE BY TOUCH-TONE TELEPHONE OR INTERNET, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

You can now access your Piper Jaffray Companies account online.

Access your Piper Jaffray Companies shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, transfer agent for Piper Jaffray Companies, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax return
• Establish/change your PIN

Visit us on the Web at http://www.melloninvestor.com

For technical information call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

The Board of Directors recommends a vote FOR Items 1 and 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE

		FOR ALL	WITHHOLD
ITEM 1.	Election of Class II Directors to serve until the annual meeting in 2008.	(except as specified below	AUTHORITY to vote for all

Nominees:
01 Michael R. Francis
	02 Addison L. Piper	☐	☐

To withhold authority to vote for either nominee, write the number of the nominee in the space provided below:

Signature

		FOR	AGAINST	ABSTAIN
ITEM 2.	Ratify selection of Ernst & Young LLP as independent auditor for 2005.	☐	☐	☐

	I PLAN TO ATTEND THE MEETING			☐

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by step instructions will prompt you through enrollment.

Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership as an authorized officer, please give full title as such.

/\ FOLD AND DETACH HERE /\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pjc Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.
OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR
Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.piperjaffray.com